 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-234631
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed aggregate maximum offering price(1)(2)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	$250,000,000	$27,275

(1)
Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on November 12, 2019 (File No. 333-234631) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

(2)
Represents an increase by $250,000,000 in the maximum aggregate offering price of Common Stock that the registrant may offer and sell pursuant to its equity distribution agreement pursuant to which the offering is being conducted.

(3)
Calculated in accordance with Rule 457(o) under the Securities Act, based on the maximum aggregate offering price.

Supplement dated March 19, 2021
To Prospectus Supplement dated November 12, 2019
(To Prospectus dated November 12, 2019)
Global Net Lease, Inc.
Up to $500,000,000 of Shares
of Common Stock
This supplement (this “Supplement”) supplements the prospectus supplement, dated November 12, 2019 (the “Prospectus Supplement”), relating to the offer and sale of shares of Common Stock, par value $0.01 per share (“Common Stock”), of Global Net Lease, Inc. (the “Company”) from time to time through the agents named therein, acting as the Company’s sales agents, or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, including block transactions. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.
This Supplement is being filed to reflect the amendment of the equity distribution agreement pursuant to which the offering is being conducted (as amended, the “Equity Distribution Agreement”) to (i) increase the maximum aggregate offering price of Common Stock that the Company may offer and sell pursuant to the Prospectus Supplement from $250,000,000 to $500,000,000 (from $359,852,965 to $609,852,965 pursuant to the Equity Distribution Agreement, including $109,852,965 sold under the Companies expired registration statement on Form S-3 (No. 333-214579) filed with the Securities and Exchange Commission on November 14, 2016), and (ii) revise the list of agents named in the Prospectus Supplement and the Equity Distribution Agreement to add Barclays Capital Inc.
Accordingly, each reference in the Prospectus Supplement to (a) the maximum aggregate offering price of Common Stock that the Company may sell in this offering pursuant to the Prospectus Supplement is hereby amended to be $500,000,000 and (b) the term “Agent” or “Agents” in the Prospectus Supplement is hereby amended to add Barclays Capital Inc.
An affiliate of Barclays Capital Inc. is a lender under our Credit Facility, and accordingly, will receive net proceeds from this offering to the extent that we use any net proceeds to pay borrowings under our Credit Facility.
The second sentence of the second paragraph under “Plan of Distribution (Conflicts of Interest)” is hereby amended and restated as follows: “In addition, our common stock may be offered and sold by any such other methods, including privately negotiated transactions, including block transactions.”
In addition, the list of Agents on the front cover page of the Prospectus Supplement is hereby amended and restated as follows:
BMO Capital Markets	KeyBanc Capital Markets	Mizuho Securities
BBVA	B. Riley Securities	Capital One Securities
Ladenburg Thalmann	SMBC	Stifel	Barclays
In addition, the list of Agents on the back cover page of the Prospectus Supplement is hereby amended and restated as follows:
BMO Capital Markets
KeyBanc Capital Markets
Mizuho Securities
BBVA
B. Riley Securities
Capital One Securities
Ladenburg Thalmann
SMBC
Stifel
Barclays